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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incentive Stock Option Plan, 1995 Stock Incentive Plan for Employees and Consultants Option Agreements, Amended and Restated 1996 Stock Plan, 1997 Stock Plan and 1997 Employee Stock Purchase Plan and in the related Prospectus, of Concentric Network Corporation of our report dated January 27, 1998, except Note 12 as to which the date is February 5, 1998, with respect to the financial statements and financial statement schedule of Concentric Network Corporation included in this annual report (Form 10-K) for the year ended December 31, 1997.

                                          /s/ Ernst & Young LLP

San Jose, California
March 4, 1998